Exhibit 10.3
THE WENDY’S COMPANY
LONG-TERM PERFORMANCE UNIT AWARD AGREEMENT
(this “Agreement”)
The Wendy’s Company (the “Company”), pursuant to the provisions of The Wendy’s Company 2020 Omnibus Award Plan (the “Plan”), hereby irrevocably grants to the Participant stated below an Award (the “Award”) of Performance Units (the “Units”), on _____________, 20___ (the “Award Date”), as specified below:

Participant:	______________________
Performance Period:	January 3, 2022 to December 29, 2024
Target Free Cash Flow Units:	____________ (the “Free Cash Flow Units”)
Target TSR Units:	____________ (the “TSR Units”)

Each Unit represents the right to receive one (1) share of Common Stock provided that the applicable performance goal as described in this Agreement is achieved. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them under the Plan.
1.Free Cash Flow.
(a)Earning of Award. The extent to which the Participant will earn the Free Cash Flow Units is based on the Company’s cumulative Free Cash Flow (as defined below) for the Performance Period compared to the cumulative Free Cash Flow Target established by the Committee for the Performance Period as shown in the chart below (with the Threshold, Above Threshold, Target, Above Target and Maximum cumulative Free Cash Flow amounts to be set forth on a separate exhibit which will be provided to the Participant).

Company Cumulative Free Cash Flow	Percentage of Free Cash Flow Units Earned
Maximum	200.0%
Above Target	150.0%
Target	100.0%
Above Threshold	75.0%
Threshold	37.5%
Below Threshold	0.0%

Linear interpolation shall be used to determine the percentage of Free Cash Flow Units earned in the event the Company’s cumulative Free Cash Flow falls between the (i) Threshold and Above Threshold, (ii) Above Threshold and Target, (iii) Target and Above Target or (iv) Above Target and Maximum performance levels shown in the chart above. The Company’s cumulative Free Cash Flow will be determined as set forth in Section 1(b) below.

(b)Calculation of Free Cash Flow. The Company’s “cumulative Free Cash Flow” means the sum of the Company’s Free Cash Flow (as defined below) for each fiscal year of the Performance Period.
    “Free Cash Flow” means cash flows from operations minus (i) capital expenditures and (ii) the net change in the restricted operating assets and liabilities of the Company’s U.S. and Canadian national advertising funds and any excess/deficit of advertising funds revenue over advertising funds expenses included in net income, each as prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and reported in the Company’s fiscal 2022, 2023 and 2024 Consolidated Statements of Cash Flows, as adjusted (A) within the “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” (or similarly titled non-GAAP reconciliation table) as presented in the Company’s fiscal 2022, 2023 and 2024 earnings release and (B) to exclude the impact of (1) changes in tax law, accounting standards or principles, or other laws or regulations affecting the Company’s reported results, (2) any cash flow impacts resulting from the Company’s potential fiscal 2022 debt raise transaction within its securitized debt facility, (3) any other specific non-recurring and unusual items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable fiscal year and (4) any other adjustments to the extent approved by the Committee. Each adjustment made pursuant to the preceding sentence shall be calculated by reference to the applicable line item on the Company’s Consolidated Statements of Cash Flows or the applicable account or journal entry on the Company’s general ledger.
2.Relative TSR Performance.
(a)Earning of Award. The extent to which the Participant will earn the TSR Units is based on the Company TSR Percentile Ranking (as defined below) for the Performance Period based on the following chart:

Company TSR Percentile Ranking	Percentage of TSR Units Earned
≥ 90th	200.0% (Maximum)
75th	150.0% (Above Target)
50th	100.0% (Target)
37.5th	75.0% (Above Threshold)
25th	37.5% (Threshold)
< 25th	0.0% (Below Threshold)

Linear interpolation shall be used to determine the percentage of TSR Units earned in the event the Company TSR Percentile Ranking falls between the (i) 25th and 37.5th percentiles, (ii) the 37.5th and 50th percentiles, (iii) the 50th and 75th percentiles or (iv) the 75th and 90th percentiles listed in the above chart. The Company TSR Percentile Ranking will be determined as set forth in Section 2(c) below.

(b)Calculation of TSR. “TSR” means total stockholder return, which shall be calculated as follows:

“TSR” = Change in Stock Price + Dividends Paid
Beginning Stock Price

(i)Beginning Stock Price shall mean the average of the Closing Prices for each of the twenty (20) trading days immediately prior to the first trading day of the Performance Period;
(ii)Ending Stock Price shall mean the average of the Closing Prices for each of the last twenty (20) trading days of the Performance Period;
(iii)Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;
(iv)Dividends Paid shall mean the total of all dividends paid on one (1) share of Common Stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;
(v)Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one (1) share of Common Stock for a particular trading day; and
(vi)In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.

(c)Calculation of Company TSR Percentile Ranking. The Company shall determine (i) the Company’s TSR for the Performance Period and (ii) the TSR for the Performance Period of each company that was included in the S&P MidCap 400 Index as of the last day of the Performance Period. The Company TSR Percentile Ranking shall mean the percentage of TSRs of the companies included the S&P MidCap 400 Index as of the last day of the Performance Period that are lower than the Company’s TSR for the Performance Period.
3.Form and Timing of Payments Under Award.
(a)Following the end of the Performance Period, the Committee shall determine whether and the extent to which the Company’s cumulative Free Cash Flow and the Company TSR Percentile Ranking (the “Performance Goals”) have been achieved for the Performance Period and shall determine the number of shares of Common Stock, if any, issuable to the Participant with respect to the level of achievement of the Performance Goals; provided that with respect to any Award, the Committee shall have certified the achievement of the Performance Goals. The Committee’s determination with respect to the achievement of the Performance Goals shall be based on the Company’s financial statements and other relevant information, subject to any adjustments made by the Committee in accordance with this Section 3.

(b)Notwithstanding satisfaction, achievement or completion of the Performance Goals (or any adjustments thereto as provided below), the number of shares of Common Stock issuable hereunder may be reduced or eliminated by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Committee shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan.
(c)The Units earned pursuant to this Award shall be paid out to the Participant in shares of Common Stock as soon as reasonably practicable following the Committee’s determination, but in no event later than March 15, 2024. For the avoidance of doubt, fractional shares of Common Stock shall be rounded down to the nearest whole number without any payment therefor.
4.Change in Control.
(a)In the event a Change in Control occurs during the Performance Period, then immediately before such Change in Control, any unvested outstanding Units shall be converted (without proration for the percentage of the Performance Period that has elapsed) into time-based restricted stock units (vesting on the last day of the Performance Period); provided, that the number of Units that shall be converted into time-based restricted stock units shall be based on (i) actual performance through the date of the Change of Control as determined by the Committee or (ii) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of Target performance as determined by the Committee. If, to the extent applicable, such time-based restricted stock units are not assumed or replaced by the acquirer/continuing entity in connection with such Change in Control on terms deemed by the Committee to be substantially equivalent, then all such time-based restricted stock units shall vest (and the restrictions thereon shall lapse) on the date of the Change in Control and shall be paid out to the Participant in shares of Common Stock as soon as practicable following the Committee’s determination, but in no event later than seventy-four (74) days following the last day of the calendar year in which the Change in Control occurred. Any such determination(s) by the Committee shall be final and binding on all parties, absent manifest error.
(b)In the event the Participant’s employment or service to the Company and its Subsidiaries is terminated prior to the end of the Performance Period by the Company or its Subsidiaries other than for Cause (and other than due to death or Disability), or by the Participant for Good Reason, in each case following a Change in Control, then the Participant shall become vested in the time-based restricted stock units received pursuant to Section 4(a) above and the restrictions thereon shall immediately lapse as of the date of such termination of employment or service; provided, in each case, that the number of restricted stock units that shall become fully vested and free from such restrictions shall be prorated, with such proration determined by multiplying the number of restricted stock units by a fraction, the numerator of which is the number of full calendar months worked by the Participant since the Award Date (with the month in which the Award Date occurred being the first month) to the date of termination of employment or service, and the denominator of which is the total number of months between the

Award Date and the end of the Performance Period. The restricted stock units earned in accordance with the foregoing shall be paid out to the Participant in shares of Common Stock as soon as practicable following the Committee’s determination, but in no event later than seventy-four (74) days following the last day of the calendar year in which the termination of employment occurred.
5.Effect of Termination of Employment or Service.
(a)General. If the Participant ceases employment or service to the Company and its Subsidiaries for any reason prior to the end of the Performance Period (except following a Change in Control as described in Section 4(b) above or as a result of the Participant’s death or Disability or severance as described in Sections 5(b) or (c) below), the Units shall be immediately canceled and the Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under the Award.
(b)Death or Disability. Notwithstanding Sections 3(c) and 5(a) above, in the event the Participant’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries due to death or Disability, outstanding Units granted to the Participant shall become vested and the restrictions thereon shall immediately lapse as of the date of such termination of employment or service; provided, that the portion of any such Units that shall become fully vested and free from such restrictions shall be based on (i) actual performance through the date of termination as determined by the Committee or (ii) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of Target performance as determined by the Committee, in each case prorated, with such proration determined by multiplying the number of Units by a fraction, the numerator of which is the number of full calendar months worked by the Participant since the Award Date (with the month in which the Award Date occurred being the first month) to the date of death or Disability, and the denominator of which is the total number of months between the Award Date and the end of the Performance Period. The Units earned in accordance with the foregoing shall be paid out to the Participant in shares of Common Stock as soon as practicable following the Committee’s determination, but in no event later than seventy-four (74) days following the last day of the calendar year in which the termination of employment or service occurred.
(c)Severance. In addition, notwithstanding Section 5(a) above, in the event the Participant’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries prior to the end of the Performance Period other than for Cause (and other than due to death or Disability as described in Section 5(b) or in connection with a Change in Control as described in Section 4(b) above), (i) if the Participant holds the position of senior vice president or higher, the Units shall vest and the restrictions thereon shall lapse as set forth under the Company’s Executive Severance Pay Policy or the Participant’s employment letter with the Company, as applicable; otherwise (ii) provided that the Participant otherwise complies with the Company’s then-current severance policy, a prorated portion of the Units shall become vested and the restrictions thereon shall immediately lapse as of the date of such termination of employment or service; provided, that the portion of any such Units that shall become fully vested and free from such restrictions shall be based on actual performance through the end of the Performance Period as determined by the Committee in accordance with Section 3 above, with such proration determined by multiplying the number of Units by a fraction, the numerator of which is the number of full calendar months worked by the Participant since the Award Date (with the month in which the Award Date occurred being the first month) to the date of termination of employment or service, and the denominator of which is the total number of months between the Award Date and the end of the Performance Period. The Units earned in accordance with the foregoing shall be paid out to the Participant in shares of Common Stock as soon as practicable following the Committee’s determination, subject to and in accordance with Section 3 above.
6.Dividend Equivalent Rights. Each Unit shall also have a dividend equivalent right
(a “Dividend Equivalent Right”). Each Dividend Equivalent Right represents the right to receive all of the ordinary cash dividends that are or would be payable with respect to the Units. With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional Units based on the Fair Market Value of a share of Common Stock on the date such dividend is paid. Such additional Units shall be subject to the same terms and conditions applicable to the Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in this Agreement. In the event that a Unit is forfeited as provided in Sections 3 and 5 above, then the related Dividend Equivalent Right shall also be forfeited.
7.Withholding Taxes. The Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable in respect of the Units or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the Units, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. In addition, the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the withholding liability calculated using the highest marginal tax rate) by (a) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (b) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable upon settlement of the Units a number of shares with a Fair Market Value equal to such withholding liability. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. If no election is made by the Participant, the Company will withhold shares of Common Stock to satisfy the minimum statutory required tax withholding.
8.Securities Laws. The Participant agrees that the obligation of the Company to issue shares of Common Stock upon the achievement of the Performance Goal shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.
9.Bound by Plan. The Units have been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant and which the Participant acknowledges having received and reviewed. Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan. Any conflict between this Agreement and the terms of a written employment agreement for the Participant that has been approved, ratified or confirmed by the Board of Directors of the Company (the “Board”) or the Committee shall be decided in favor of the provisions of such employment agreement. This Agreement represents the entire agreement between the parties and supersedes all prior and contemporaneous agreements and understandings relative to the same subject matter. This Agreement may not be amended, altered, suspended, discontinued, cancelled or terminated in any manner that would materially and adversely affect the rights of the Participant except by a written agreement executed by the Participant and the Company.
10.Clawback. The Participant acknowledges and agrees that the Award of Units is subject to the clawback and forfeiture provisions of Section 14(u) of the Plan and any subsequent clawback or forfeiture policy adopted by the Board or the Committee that is communicated to the Participant or that is consistent with applicable law, whether the Award was granted before or after the effective date of any such clawback or forfeiture policy. Consistent with Section 14(u) of the Plan, the Committee may, in its sole discretion, cancel the Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in any Detrimental Activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. If the Committee determines, in its sole discretion, that the Participant has engaged in or engages in any activity referred to in the preceding sentence, the Committee may require the Participant to forfeit any gain realized on the vesting of the Award and to repay the gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant agrees to repay any such excess amount to the Company.
11.Electronic Delivery. By accepting the Award evidenced by this Agreement, the Participant hereby consents to the electronic delivery of all documentation, including prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three (3) business days’ notice to the Company, in which case all documents, including subsequent prospectuses, annual reports and other information, will be delivered in hard copy to the Participant.

12.Notices. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to The Wendy’s Company, One Dave Thomas Boulevard, Dublin, Ohio 43017, Attention: Corporate Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.
13.No Right to Continued Employment; No Waiver. This grant does not constitute an employment contract. Nothing in this Agreement or the Plan shall (a) confer upon the Participant the right to continue to serve as a director or officer to, or to continue as an employee or service provider of, the Company or its Affiliates during all or any portion of the Performance Period or (b) be deemed to be a modification or waiver of the terms and conditions set forth in any written employment agreement for the Participant that has been approved, ratified or confirmed by the Board or the Committee. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.
14.Section 409A of the Code. If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code upon the vesting or settlement of the Units (or any portion thereof), such provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Participant) that does not cause such an accelerated or additional tax. It is intended that this Agreement shall not be subject to Section 409A of the Code by reason of the short-term deferral rule under Treas. Reg. Section 1.409A-1(b)(4), and this Agreement shall be interpreted accordingly.
15.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Agreement, unless otherwise provided in a written employment agreement or letter, arbitration agreement or severance agreement and release executed by the parties, the parties hereby submit to and consent to the jurisdiction of the State of Ohio and agree that such litigation shall be conducted in the courts of Franklin County in the State of Ohio, or the federal courts for the Southern District of Ohio, where the grant of Units is made and/or to be performed.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Furthermore, delivery of a copy of a counterpart signature by facsimile or electronic transmission shall constitute a valid and binding execution and delivery of this Agreement, and such copy shall constitute an enforceable original document.
17.Electronic Signature. This Agreement may be executed and exchanged by facsimile or electronic mail transmission, and the facsimile or electronically transmitted copies of each party’s respective signature will be binding as if the same were an original signature. This Agreement may also be executed through the use of electronic signature, which the Company and Participant acknowledge is a lawful means of obtaining signatures in the United States. Each party agrees that its electronic signature is the legal equivalent of such party’s manually written signature on this Agreement and therefore shall be the same, and shall have the same force and effect, as such party’s manually written signature. Each party further agrees that its use of a key pad, mouse or other device to select an item, button or icon, or to perform any other similar act/action, regarding any agreement, acknowledgement, consent terms, disclosures or conditions constitutes such party’s signature, acceptance and agreement as if actually signed by such party in writing. Furthermore, to the extent applicable, all references to signatures in this Agreement may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system.
18.Data Privacy. The Participant agrees and acknowledges that by entering into this Agreement and accepting this Award, the Participant (a) consents to the collection, use and transfer, in electronic or other form, of any of the Participant’s personal data that is necessary or appropriate to facilitate the implementation, administration and management of this Award and the Plan, (b) understands that the Company may, for purposes of implementing, administering and managing the Plan, hold certain personal information about the Participant, including, without limitation, the Participant’s name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of all awards or entitlements to awards granted to the Participant under the Plan or otherwise (“Personal Data”), (c) understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares of Common Stock issued upon vesting of the Award may be deposited, and that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States, (d) waives, solely for purposes of implementing, administering and managing the Award and the Plan, any data privacy rights that the Participant may have with respect to the Personal Data, and (e) authorizes the Company, its Affiliates and its agents, to store and transmit such Personal Data and related information in electronic form. The Participant understands that the Participant is providing consent under this Section on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service with the Company will not be affected; the only consequence of the Participant’s refusing or withdrawing consent is that the Company would not be able to grant the Award or other awards to the Participant or implement, administer or maintain such awards.
19.Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company and the Participant as of the date the Participant accepts and agrees to the Agreement, so long as such acceptance is received by the Company by the deadline and in the manner prescribed by the Company and communicated to the Participant. If the Participant fails to accept and agree to this Agreement on or prior to such date and in the manner prescribed by the Company and communicated to the Participant, this Agreement will not be binding and enforceable, the Participant shall have no rights and interests pursuant to this Agreement, including specifically the Units evidenced by this Agreement shall be forfeited, and neither the

Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.
20.Transferability. This Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The shares of Common Stock acquired by the Participant upon settlement of the Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, unless in compliance with all applicable securities laws as set forth in Section 8 above. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to the Units prior to settlement of any vested Units.
21.Beneficiary. The Participant may designate in writing one or more beneficiaries to receive the stock certificates (or, if applicable, a notice evidencing book entry notation) representing those Units that become vested and non-forfeitable and settled upon the Participant’s death. The Participant has the right to change any such beneficiary designation at will.
22.Impact on Other Benefits. The Units and any underlying shares of Common Stock, and the income from and value of the same (either on the Award Date or at the time any Units become vested and/or settled), shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
23.Administration. The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Company, the Participant, and any and all interested parties.
24.Successors. This Agreement shall be binding and inure to the benefit of the successors, assigns and heirs of the respective parties.
25.Force and Effect. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.
26.No Company Advice. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

IN WITNESS WHEREOF, the Company, by a duly authorized officer thereof, has caused this Long-Term Performance Unit Award Agreement to be executed as of the Award Date stated above.

THE WENDY’S COMPANY

By:
Name:
Title:

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